ITEM 77Q(1)(e) - Form of Sub-Advisory Agreement
(Legal & General Investment Management America, Inc.
on behalf of the Equity Index Fund, Value Equity Fund,
International Equity Index Fund and Global Natural Resources
Equity Fund)





SUB-ADVISORY AGREEMENT

  THIS SUB-ADVISORY AGREEMENT ("Contract") is made among GUIDESTONE FUNDS, a Delaware business trust ("Trust"), and GUIDESTONE CAPITAL MANAGEMENT, LLC ("Adviser"), a non-profit limited liability company organized under the laws of the State of Texas, and ___________________________, a registered investment adviser organized under the laws of the State of ______________ ("Sub-Adviser"
  WHEREAS, the Adviser has entered into an Investment Advisory Agreement ("Management Agreement") with the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"); and
  WHEREAS, the _________________ ("Fund") is a series of the Trust;
and
  WHEREAS, under the Management Agreement, the Adviser has agreed to provide certain investment advisory services to the Fund; and
  WHEREAS, the Adviser is authorized under the Management Agreement to delegate its investment advisory responsibilities to one or more persons or companies; and
  WHEREAS, the Board of Trustees of the Trust ("Board") and the Adviser desire that the Adviser retain the Sub-Adviser to render investment advisory services for the portion of the Fund's assets allocated to the Sub-Adviser, as determined from time to time by the Adviser, in the manner and on the terms hereinafter set forth; and
  WHEREAS, the Sub-Adviser is willing to furnish such services to the Adviser and the Fund;
  NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Trust, the Adviser and the Sub-Adviser agree as follows:
  1. Appointment. The Adviser and the Trust hereby appoint and employ the Sub-Adviser as a discretionary portfolio manager, on the terms and conditions set forth herein, of those assets of the Fund which the Adviser determines to assign to the Sub-Adviser (those assets being referred to as the "Fund Account"). The Adviser may from time to time make additions to and withdrawals, including but not limited to cash and cash equivalents, from the Fund Account, subject to verbal notification and subsequent written notification to the Sub-Adviser. The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Trust or the Adviser except as expressly authorized in this Contract or another writing by the Trust, the Adviser and the Sub-Adviser.
  2. Acceptance of Appointment. The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.
  3.  Duties as Sub-Adviser.
  (a) Subject to the supervision and direction of the Board and of the Adviser, including all written guidelines, policies and procedures adopted by the Trust or the Adviser that are provided to the Sub-Adviser, the Sub-Adviser will provide a continuous investment program with respect to the Fund Account. The Sub-Adviser will determine from time to time what investments in the Fund Account will be purchased, retained or sold by the Fund. The Sub-Adviser will be responsible for placing purchase and sell orders for investments and for other related transactions with respect to the Fund Account. The Sub-Adviser will provide services under this Contract in accordance with the Fund's investment objective, policies and restrictions and the description of its investment strategy and style, all as stated in the Trust's registration statement under the 1940 Act, and any amendments or supplements thereto ("Registration Statement") of which the Sub-Adviser has written notice. The Sub-Adviser is authorized on behalf of the Fund Account to enter into and execute any documents required to effect transactions with respect to the Fund Account, provided that such transactions are in accord with the Registration Statement and with all written guidelines, policies and procedures adopted by the Trust or the Adviser that are provided to the Sub-Adviser.
  (b) In accordance with the Fund's investment policies described in the Registration Statement, the Sub-Adviser is responsible for avoiding investment of Fund Account assets in the securities issued by any company that is publicly recognized, as determined by GuideStone Financial Resources of the Southern Baptist Convention ("GuideStone Financial Resources"), as being in the liquor, tobacco, gambling, pornography or abortion industries, or any company whose products, services or activities are publicly recognized, as determined by GuideStone Financial Resources, as being incompatible with the moral and ethical posture of GuideStone Financial Resources. The Adviser shall provide in writing to the Sub-Adviser a list of such prohibited companies, which the Adviser in its sole discretion will amend or supplement from time to time. The Adviser will provide the Sub-Adviser with such amendments or supplements on a timely basis, and any such changes shall become effective once they have been received by the Sub-Adviser. If the Sub-Adviser has a question about whether any proposed transaction with respect to the Fund Account would be in compliance with such investment policies, it may consult with the Adviser during normal business hours, and the Adviser will provide instructions upon which the Sub-Adviser may rely in purchasing and selling securities for the Fund Account.
  (c) The Sub-Adviser agrees that, in placing orders with brokers, it will seek to obtain the best net result in terms of price and execution, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement; provided that, on behalf of the Fund, and in compliance with Section 28(e) of the Securities Exchange Act of 1934, the Sub-Adviser may, in its discretion, use brokers (including brokers that may be affiliates of the Sub-Adviser to the extent permitted by Section 3(d) hereof) who provide the Sub-Adviser with research, analysis, advice and similar services to execute portfolio transactions, and the Sub-Adviser may pay to those brokers in return for brokerage and research services a higher commission than may be charged by other brokers, subject to the Sub-Adviser's determining in good faith that such commission is reasonable in terms either of the particular transaction or of the overall responsibility of the Sub-Adviser to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term. The Sub-Adviser agrees to provide the Adviser with reports or other information regarding brokerage and benefits received therefrom, upon the Adviser's reasonable request. In no instance will portfolio securities be purchased from or sold to the Sub-Adviser, any other investment sub-adviser that serves as sub-adviser to one or more series of the Trust, or any affiliated person thereof, except in accordance with the 1940 Act, the Investment Advisers Act of 1940, as amended ("Advisers Act"), and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Fund, or in accordance with an order of exemption received from the United States Securities and Exchange Commission ("SEC"). Whenever the Sub-Adviser simultaneously places orders to purchase or sell the same security on behalf of the Fund Account and one or more other accounts advised by the Sub-Adviser, the orders will be allocated as to price and amount among all such accounts in a manner the Sub-Adviser believes to be equitable over time and consistent with its fiduciary obligations to each account.
  (d) Except as permitted by law or an exemptive order or rule of the SEC, and the Trust's policies and procedures adopted thereunder, the Sub-Adviser agrees that it will not execute without the prior written approval of the Adviser any portfolio transactions for the Fund Account with a broker or dealer which is
(i) an affiliated person of the Trust, the Adviser or any sub-adviser for any series of the Trust; (ii) a principal underwriter of the Trust's shares; or (iii) an affiliated person of such an affiliated person or principal underwriter. The Adviser agrees that it will provide the Sub-Adviser with a written list of such brokers and dealers and will, from time to time, update such list as necessary. The Sub-Adviser agrees that it will provide the Adviser with a written list of brokers and dealers that are affiliates of the Sub-Adviser and will, from time to time, update such list as necessary.
  (e) In furnishing services hereunder, the Sub-Adviser will not consult with any other sub-adviser to the Fund, any other series of the Trust, or any other investment company under common control with the Trust concerning transactions of the Fund in securities or other assets. This will not be deemed to prohibit: (i) the Sub-Adviser from consulting with any of its affiliated persons concerning transactions in securities or other assets; (ii) the Sub-Adviser from consulting with any of the other covered sub-advisers concerning compliance with paragraphs (a) and (b) of Rule 12d3-1; and (iii) the Sub-Adviser from consulting with a successor sub-adviser of the Fund in order to effect an orderly transition of sub-advisory duties so long as such consultations do not concern transactions prohibited by Section 17(a) of the 1940 Act.
  (f) The Sub-Adviser will maintain all books and records required to be maintained pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to actions by the Sub-Adviser on behalf of the Fund, and will furnish the Board, the Adviser or the Fund's administrator ("Administrator") with such periodic and special reports as any of them reasonably may request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records that it maintains for the Fund are the property of the Trust, agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Trust and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Trust a complete set of any records that it maintains for the Fund upon request by the Trust.
  (g) All transactions will be consummated by payment to or delivery by the custodian designated by the Trust (the
"Custodian"), or such depositories or agents as may be designated by the Custodian in writing, of all cash and/or securities due to or from the Fund Account, and the Sub-Adviser shall not have possession or custody thereof. The Sub-Adviser shall advise the Custodian and confirm in writing to the Trust, to the Adviser and any other designated agent of the Fund, including the Administrator, all investment orders for the Fund Account placed by it with brokers and dealers at the time and in the manner set forth in Rule 31a-1 under the 1940 Act. For purposes of the foregoing sentence, communication via electronic means will be acceptable as agreed to in writing from time to time by the Adviser. The Trust shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Sub-Adviser. The Trust shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, upon giving proper instructions to the Custodian, the Sub-Adviser shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian, except that it shall be the responsibility of the Sub-Adviser to notify the Adviser if the Custodian fails to confirm in writing proper execution of the instructions.
  (h) The Sub-Adviser agrees to provide, at such times as shall be reasonably requested by the Board or the Adviser, the analysis and reports specified on Schedule A attached hereto, including without limitation monthly reports setting forth the investment performance of the Fund Account. The Sub-Adviser also agrees to make available to the Board and Adviser any economic, statistical and investment services that the Sub-Adviser normally makes available to its institutional or other customers.
  (i) In accordance with procedures adopted by the Board, as amended from time to time, the Sub-Adviser will assist the Administrator and/or the Fund in determining the fair valuation of all portfolio securities held in the Fund Account and will use its reasonable efforts to arrange for the provision of valuation information or a price(s) for each portfolio security held in the Fund Account for which the Administrator does not obtain prices in the ordinary course of business from an automated pricing service.
  4. Further Duties. In all matters relating to the performance of this Contract, the Sub-Adviser will act in conformity with the provisions of the Trust's Trust Instrument, By-Laws and Registration Statement of which it has received written notice, with all written guidelines, policies and procedures adopted by the Trust as applicable to the Fund Account that are provided to the Sub-Adviser in writing, and with the written instructions and written directions of the Board and the Adviser; and will comply with the requirements of the 1940 Act and Advisers Act and the rules under each, and all other federal and state laws and regulations applicable to the Trust and the Fund. The Adviser agrees to provide to the Sub-Adviser copies of the Trust's Trust Instrument, By-Laws, Registration Statement, written guidelines, policies and procedures adopted by the Trust as applicable to the Fund Account, written instructions and directions of the Board and the Adviser, and any amendments or supplements to any of these materials as soon as practicable after such materials become available.
  5. Proxies. Unless the Adviser gives written instructions to the contrary, provided the Custodian has timely forwarded the relevant proxy materials, the Sub-Adviser will vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund Account may be invested from time to time. The Adviser shall instruct the Custodian to forward or cause to be forwarded to the Sub-Adviser (or its designated agent) all relevant proxy solicitation materials.
  6. Expenses. During the term of this Contract, the Sub-Adviser will bear all expenses incurred by it in connection with its services under this Contract other than the cost of securities (including brokerage commissions, transactional fees and taxes, if any) purchased for the Fund. The Fund shall be responsible for its expenses.
  7. Compensation. The compensation of the Sub-Adviser for its services under this Contract shall be calculated daily and paid monthly by the Trust, and not the Adviser, in accordance with the attached Schedule B. The Sub-Adviser shall not be responsible for any expenses incurred by the Fund or the Trust. If this Contract becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be pro-rated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs. The Adviser shall be responsible for computing the fee based upon a percentage of the average daily net asset value of the assets of the Fund Account.
  8. Limitation of Liability. The Sub-Adviser shall not be liable for any loss due solely to a mistake of investment judgment, but shall be liable for any loss which is incurred by reason of an act or omission of its employee, partner, director or affiliate, if such act or omission involves willful misfeasance, bad faith or gross negligence, or breach of its duties or obligations hereunder, whether express or implied. Nothing in this paragraph shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

      9.  Indemnification.
  (a) The Adviser shall indemnify the Sub-Adviser or any of its directors, officers, employees or affiliates for all losses, damages, liabilities, costs and expenses (including legal)
("Losses") incurred by the Sub-Adviser by reason of or arising out of any act or omission by the Adviser under this Contract, or any breach of warranty, representation or agreement hereunder, except to the extent that such Losses arise as a result of the negligence, gross negligence, willful misfeasance or bad faith of the Sub-
Adviser or the Sub-Adviser's breach of fiduciary duty to the
Adviser.
  (b) The Trust shall indemnify the Sub-Adviser or any of its directors, officers, employees or affiliates for all losses, damages, liabilities, costs and expenses (including legal)
("Losses") incurred by the Sub-Adviser by reason of or arising out of any act or omission by the Trust under this Contract, or any breach of warranty, representation or agreement hereunder, except to the extent that such Losses arise as a result of the negligence, gross negligence, willful misfeasance or bad faith of the Sub-
Adviser or the Sub-Adviser's breach of fiduciary duty to the Trust.
  (c) The Sub-Adviser shall indemnify the Adviser or any of its directors, officers, employees or affiliates for all losses, damages, liabilities, costs and expenses (including legal)
("Losses") incurred by the Adviser by reason of or arising out of any act or omission by the Sub-Adviser under this Contract if such act or omission involves the negligence, gross negligence, willful misfeasance, bad faith or breach of fiduciary duty of the Sub-
Adviser, or any breach of warranty, representation or agreement hereunder, except to the extent that such Losses arise as a result of the negligence, gross negligence, willful misfeasance or bad faith  of the Adviser or the Adviser's breach of fiduciary duty to the Sub-Adviser.
  (d) The Sub-Adviser shall indemnify the Trust or any of its trustees, officers, employees or affiliates for all losses, damages, liabilities, costs and expenses (including legal) ("Losses")
incurred by the Trust by reason of or arising out of any act or omission by the Sub-Adviser under this Contract if such act or omission involves the negligence, gross negligence, willful misfeasance, bad faith or breach of fiduciary duty of the Sub-
Adviser, or any breach of warranty, representation or agreement hereunder, except to the extent that such Losses arise as a result of the negligence, gross negligence, willful misfeasance or bad faith  of the Trust or the Trust's breach of fiduciary duty to the
Sub-Adviser.
  10. Representations, Warranties and Agreements of the Trust. The Trust represents, warrants and agrees that:
  (a)  The Adviser and the Sub-Adviser each has been duly appointed by the Board of Trustees of the Trust to provide investment services to the Fund Account as contemplated hereby.
  (b)  The Trust will cause the Adviser to deliver to the Sub-
Adviser a true and complete copy of the Fund's Registration
Statement as effective from time to time, and such other documents or instruments governing the investment of the Fund Account and such other information as reasonably requested by the Sub-Adviser, as is necessary for the Sub-Adviser to carry out its obligations under this Contract.
  11. Representations of Adviser. The Adviser represents, warrants and agrees that:
  (a)  The Adviser has been duly authorized by the Board of Trustees of the Trust to delegate to the Sub-Adviser the provision of investment services to the Fund Account as contemplated hereby.
  (b)  The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Contract remains in effect; (ii) is not prohibited by the
1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Contract; (iii) has met and will seek to continue to meet for so long as this Contract remains in effect, any other applicable federal or state
requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Contract; (iv) has the authority to enter into and perform the services contemplated by this Contract; and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.
  12. Representations of Sub-Adviser. The Sub-Adviser represents, warrants and agrees as follows:
  (a)  The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Contract remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Contract;
(iii) has met and will seek to continue to meet for so long as this Contract remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Contract; (iv) has the authority to enter into and perform the services contemplated by this Contract; and (v) will promptly notify the Trust and Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Sub-
Adviser will also immediately notify the Trust and the Adviser if it is served or otherwise receives notice of any action, suit,
proceeding, inquiry or investigation, at law or in equity, or any threat thereof, before or by any court, public board or body, directly involving the affairs of the Fund.
  (b)  The Sub-Adviser has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Sub-Adviser, its employees, officers, and agents ("Compliance Procedures") and, the Adviser and the Trust have been provided a copy of a summary of the Compliance Procedures and any amendments thereto.
  (c)  The Sub-Adviser has adopted a written code of ethics
complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Adviser and the Trust with a copy of such code of ethics, together with evidence of its adoption and a certification that the Sub-Adviser has adopted procedures reasonably necessary to prevent violations of such code of ethics. Within thirty (30) days following the end of the last calendar quarter of each year that this Contract is in effect, the Sub-Adviser shall furnish to the
Trust and12 the Adviser (a) a written report that describes any issues arising under the code of ethics or procedures during the relevant period, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to material violations; and (b) a written certification that the Sub-Adviser has adopted procedures reasonably necessary to prevent violations of the code of ethics. In addition, the Sub-Adviser shall (i) promptly report to the Board in writing any material amendments to its code of ethics; (ii) immediately furnish to the Board all material information regarding any violation of the code of ethics by any person who would be considered an Access
Person under the Trust's and Adviser's code of ethics, if such person were not subject to the Sub-Adviser's code of ethics; and
(iii) provide quarterly reports to the Adviser on any material violations of the Sub-Adviser's code of ethics during the period so indicated. Upon the reasonable written request of the Adviser, the Sub-Adviser shall permit the Adviser, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(c)(1) and all other records relevant to the Sub-Adviser's code of ethics.
  (d) The Sub-Adviser has provided the Trust and the Adviser with a copy of its Form ADV, which as of the date of this Contract is its
Form ADV as most recently filed with the SEC and promptly will furnish a copy of any material amendments to the Trust and the
Adviser at least annually.  Such amendments shall reflect
significant developments affecting the Sub-Adviser, as required by the Advisers Act.
  (e) The Sub-Adviser will notify the Trust and the Adviser of any change of control of the Sub-Adviser, including any change of its general partners, controlling persons or 25% shareholders, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Fund Account or senior management of the Sub-Adviser, in each case prior to such change if the Sub-Adviser is aware of such change but in any event not later than promptly after such change. The Sub-Adviser agrees to bear all reasonable expenses of the Trust and Adviser, if any, arising out of such change.
  (f) The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage equal to not less than $5,000,000.
  (g) The Sub-Adviser will not use any material, non-public information concerning portfolio companies that may be in or come into its possession or the possession of any of its affiliates or employees, nor will the Sub-Adviser seek to obtain any such information, in providing investment advice or investment management services to the Fund.
  (h) The Sub-Adviser agrees that neither it, nor any of its affiliates, will in any way refer directly or indirectly to its relationship with the Trust, the Fund, the Adviser or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Adviser.
However, the Sub-Adviser may use the performance of the Fund Account in its composite performance.
  13. Services Not Exclusive. The services furnished by the Sub-Adviser hereunder are not to be deemed to be exclusive, and the Sub-Adviser shall be free to furnish similar services to others, except as prohibited by applicable law or agreed upon in writing among the Sub-Adviser, the Trust and the Adviser.
      14.	Confidentiality.  Subject to the duty of the parties to
comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all material non-public information pertaining to the Fund Account and the actions of the Sub-Adviser, the Adviser and the Trust in respect thereof.
      15.	Authorized Representatives of the Adviser.  The Sub-
Adviser is expressly authorized to rely upon any and all instructions, approvals and notices given on behalf of the Adviser by any one or more of those persons designated as representatives of the Adviser whose names, titles and specimen signatures appear in Schedule C attached hereto. The Adviser may amend such Schedule C from time to time by written notice to the Sub-Adviser. The Sub-Adviser shall continue to rely upon these instructions until notified by the Adviser to the contrary.
  16.  Duration and Termination.
  (a) Unless sooner terminated as provided herein, this Contract shall continue in effect for a period of two years subsequent to its initial approval, and thereafter, if not terminated, shall continue automatically from year to year, provided that such continuance is specifically approved annually in accordance with the 1940 Act: (i) by a vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and
(ii) by the Board or by vote of a majority of the outstanding voting securities of each Fund, unless any requirement for a vote of the outstanding voting securities of a Fund is rendered inapplicable by an order of exemption from the SEC.
  (b) Notwithstanding the foregoing, this Contract may be terminated by any party hereto at any time, without the payment of any penalty, immediately upon written notice to the other party, but any such termination shall not affect the status, obligations, or liabilities of any party hereto to the other arising prior to termination. This Contract will terminate automatically in the event of its assignment or upon termination of the Management
Agreement as it relates to the Fund.
  17. Amendment of this Contract. No provision of this Contract may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Contract shall be effective until approved (i) by the vote of a majority of those Trustees of the Trust who are not parties to this Contract or interested persons of any such party, and (ii) by the vote of a majority of the outstanding voting securities of the Fund (unless the Trust receives an SEC order or no-action letter permitting it to modify the Contract without such vote or a regulation exists under the 1940 Act that permits such action without such vote).
  18. Limitation of Trustee and Shareholder Liability. The Adviser and Sub-Adviser are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust Instrument of the Trust and agree that obligations assumed by the Trust pursuant to this Contract shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series of the Trust, the obligations hereunder of the Trust shall be limited to the respective assets of the Fund. The Adviser and Sub-Adviser further agree that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Trust or the Fund, nor any officer, director or trustee of the Trust, neither as a group nor individually.
  19. Governing Law. This Contract shall be construed in accordance with the 1940 Act and the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.
To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.
  20. Miscellaneous. The captions in this Contract are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Contract shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Contract shall not be affected thereby. This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Contract, the terms "majority of the outstanding voting securities," "affiliated person," "interested person," "assignment," "broker," "investment adviser," "net assets," "sale," "sell" and "security" shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Contract is made less restrictive by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. This Contract and the Schedule(s) attached hereto embody the entire agreement and understanding among the parties. This Contract may be signed in counterpart.

      21. Notices. Any notice herein required is to be in writing and is deemed to have been given to the Sub-Adviser, Adviser or the Trust upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Contract will be delivered by personal service, by postage mail - return receipt requested or by facsimile machine or a similar means of same day delivery which provides evidence of receipt (with a confirming copy by mail as set forth herein). All notices provided to Adviser will be sent to the attention of Melanie Childers. All notices provided to the Sub-Adviser will be sent to the attention of ____________________________.
[rest of page left intentionally blank]






  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of
________________.


  GUIDESTONE FUNDS -

  2401 Cedar Springs Road
  Dallas, Texas 75201
Attest
By:___________________________  By:________________________
    Name:  Melanie Childers       Name:  John R. Jones
    Title:  Vice President
 - Fund Operations                Title:  President



              GUIDESTONE CAPITAL MANAGEMENT, LLC
  2401 Cedar Springs Road
  Dallas, Texas 75201
Attest
By:___________________________    By:__________________
    Name:  Matt L. Peden  Name:    David S. Spika
    Title:  Vice President and     Title:  President
  Chief Investment Officer



              SUB-ADVISER


Attest
By:  _____________________________    By:  ___
    Name:  ________________________  Name:  _______
    Title:  ________________________  Title:  _____





SCHEDULE A
REPORTS TO BE PROVIDED BY SUB-ADVISER
EFFECTIVE DATE _______


Monthly
1.	Transaction and valuation reports, including investment
performance.
2.	Report showing the derivative holdings.  Such report showing derivative holdings should include a detailed calculation
indicating the account is in compliance with the CFTC exemption provisions as outlined in the Investment Manager Mandate, and, if not specifically addressed within the Investment Manager
Mandate, one of the following exemptions allowed under CFTC Rule
4.5 for registered mutual funds: (1) the percentage of the
aggregate net notional value of all derivative positions in
CFTC-regulated derivatives to the total liquidation value of the accounts' portfolio; or (2) the percentage of the aggregate
initial margin and premiums for all positions in CFTC-regulated derivatives to the total liquidation value of the accounts'
portfolio.
3.	Report on transactions with affiliated broker/dealers on both an
Agency and Principal basis.


Quarterly
1.	GuideStone Funds Compliance Checklist.
2.	Quarterly Certification Memorandum - A statement to the effect that the Sub-Adviser has discharged its responsibilities in
accordance with the Investment Manager Mandate and the
GuideStone Funds Compliance Checklist, noting any instances of non-compliance during the quarter, and that the Sub-Adviser will continue to maintain the Fund Account in compliance. Report to GuideStone Capital Management, LLC any changes or material violations of the Sub-Adviser's Code of Ethics during the
quarter.  Also, a statement to the effect that the Sub-Adviser has discharged its responsibilities in accordance with Rule 31a-
1 and 204-2.
3.	Commission recapture report.
4.	All fixed income Sub-Advisers utilizing derivatives, provide a report that demonstrates stress testing of the Fund Account.  At a minimum, such testing should demonstrate the effect on the
Fund Account of a 100 basis point move in interest rates along with quantification of the duration contribution of the
derivatives in the Fund Account.
5.	All equity Sub-Advisers provide a report documenting how any proxies were voted during the quarter.
6.	Attribution analysis report.
7.	Liquidity summary which is a one page report showing a summary %
of illiquid and deemed liquid securities by month for each of the types of securities on the 144A worksheet.
8.	Brokerage report in an Excel file showing the name of the
broker/dealer, the shares, the commission in U.S. dollars and the date of the transaction.  For fixed income Sub-Advisers this will include Agency transactions only.
9.	Report on notice of regulatory examinations and copies of any exam reports.


Annually
1.	SAS 70 report or other internal control reports.  If a standard internal control report is not available please provide a
description of what controls are in place to prevent things such as rogue trading, trades outside our guidelines or the Fund
Account investment objectives, and general violation of the Sub-Adviser's policies or code of ethics.
2.	Updated proxy voting policy.
3.	Current code of ethics and Rule 17j-1 certification paragraph.
4.	Report showing proof of liability and fiduciary insurance
coverage and ERISA bonding requirements.
5.	Updated form ADV parts I and II, or more frequently if revised during the year.

Periodic
1.	Immediately furnish all material information regarding any
violation of the code of ethics by any person who would be
considered an Access Person under GuideStone Funds and
GuideStone Capital Management's code of ethics, if such person were not subject to the Sub-Adviser's code of ethics.
2.	Promptly notify GuideStone Capital Management, LLC of any
material event related to the organization that would be deemed an important consideration in the ongoing relationship between the Sub-Adviser and GuideStone Funds.
3.	Timely advise GuideStone Capital Management, LLC of any
significant changes in the ownership, organizational structure, financial condition or key personnel staffing of the Sub-
Adviser.
4.	Advise GuideStone Capital Management, LLC of any changes in the
Fund Account manager.
5.	Promptly inform GuideStone Capital Management, LLC of any major changes in the Sub-Adviser's investment outlook, investment
strategy and/or Fund Account structure.
6.	Meet with GuideStone Capital Management, LLC on a periodic basis for a formal Fund Account review.
7.	Advise GuideStone Capital Management, LLC of any pertinent
issues that the Sub-Adviser deems to be of significant interest.
8.	Provide GuideStone Capital Management, LLC with reports or other information regarding brokerage and benefits received there
from.
9.	Provide copies of any other periodic or special report required pursuant to the 1940 Act and the rules and regulations
promulgated there under with respect to actions by the Sub-
Adviser.
10.	Promptly notify GuideStone Capital Management, LLC of any
material amendments to Sub-Adviser's code of ethics.





SCHEDULE B
SUB-ADVISORY FEES


      This Schedule B contains the sub-advisory fee information required by Section 7 of the Sub-Advisory Agreement among GuideStone Funds ("Trust"), GuideStone Capital Management, LLC
("Adviser") and _______________________, ("Sub-Adviser") relating to the _________________ ("Fund"), a series of the Trust.

      Fee Schedule. Fees payable to the Sub-Adviser pursuant to this Contract shall be calculated daily and paid monthly by the Trust. The fees are calculated as of the close of trading on the last business day of the month by applying the applicable fee rate to the average daily assets of the Fund allocated to the Sub-Adviser for that period. For purposes of calculating the fee, the value of the Fund's assets shall be determined in the same manner as that which the Fund uses to determine the net asset value of its shares. The applicable annualized fee rate shall be as indicated in the schedule below of the Fund's assets allocated to the Sub-Adviser.


  Average Daily Net Assets  Annual Rate




SCHEDULE C
AUTHORIZED REPRESENTATIVES OF THE ADVISER



Name               Title                 Specimen Signature

David S. Spika    President

Matt L. Peden    Vice President and
              Chief Investment Officer

Patrick Pattison    Vice President and Treasurer

Melanie Childers    Vice President
                  - Fund Operations

Matthew A. Wolfe       Secretary

Ronald W. Bass    Chief Compliance Officer